Exhibit 2
FOR IMMEDIATE RELEASE
March 14, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Announcement of Change in Executive Officer
Nissin Co., Ltd. hereby announces change in the membership of its Executive Officers as of April 1, 2006, pursuant to a resolution adopted by the Board of Directors at its meeting held today.

New Title	Name	Current Title
Executive Officer (General Manager, Assistant to President Sales & Marketing Control Div.)	Akira Imaki	General Manager, Assistant to President Sales & Marketing Control Div.